Exhibit 99.2

                                     POST OFFICE BOX 787
                                      LEBANON, TENNESSEE
                                              37088-0787
                                      PHONE 615.444.5533

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CBRL GROUP, INC.
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[LOGO OF CBRL GROUP, INC.]

                                     Contact:  Lawrence E. White
                                               Senior Vice President, Finance
                                               and Chief Financial Officer


         CBRL GROUP, INC. ANNOUNCES COMPLETION OF CURRENT 1.5 MILLION
              SHARE REPURCHASE AUTHORIZATION AND ANNOUNCES A NEW
                AUTHORIZATION TO REPURCHASE 1.0 MILLION SHARES


LEBANON, Tenn. - (July 11, 2002) - CBRL Group, Inc. (Nasdaq: CBRL) today announced that it has completed its most recent share repurchase authorization of 1.5 million shares and that its Board of Directors has authorized a new program for the repurchase of up to 1.0 million shares of the Company's common stock. The purchases are to be made from time to time in the open market at prevailing market prices.

Thus far this fiscal year, the Company has repurchased just over 6.6 million shares of its common stock for total consideration of approximately $190.1 million, or $28.66 per share. These purchases were made under the Company's previously authorized repurchase programs of 3.0 million and 1.5 million shares, respectively, and a previously reported $60 million repurchase executed simultaneously with the issuance of the zero-coupon senior convertible notes in the Company's third fiscal quarter.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 456 Cracker Barrel Old Country Store(R) restaurants and gift shops located in 41 states, and 84 Logan's Roadhouse(R) company-operated and 12 franchised restaurants in 17 states.

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          CRACKER BARREL OLD COUNTRY STORE(R) * LOGAN'S ROADHOUSE(R)